EX-FILING FEES

Calculation of Filing Fee Tables

Amendment to Schedule TO-I (Form Type)

YieldStreet Prism Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fee to Be Paid	$6,427,795	(1)	0.011020%	$708.34	(2)
Fees Previously Paid	$6,341,328	(1)		$698.81	(2)
Total Transaction Valuation	$6,427,795	(1)
Total Fees Due for Filing				$708.34	(2)
Total Fees Previously Paid				$698.81	(2)
Total Fee Offsets				--
Net Fee Due				$9.53

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the number of shares that we accepted for repurchase by the Fund in accordance with the terms of the Offer, which is equal to 686,576 shares of common stock, par value $0.001 per share, of YieldStreet Prism Fund Inc. (the “Fund”), at a price equal to $9.36, which represents the Fund’s net asset value per share as of July 26, 2023.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023, equals $110.20 per million dollars of the value of the transaction.